Exhibit 99.1
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Wellstone Begins Shipping in U.S.

DURHAM, N.C., January 5 2006 /PRNewswire-FirstCall/ -- Wellstone Filters, Inc. (the Company) (OTC Bulletin Board: WLSF - News) is pleased to announce that it has begun shipping product in The United States.

Wellstone's first shipment departed the Timberlake, North Carolina manufacturing facility and arrived in Phoenix, Arizona today at 10:15 am MST. Elite Tobacco Sales of Arizona will be the first wholesaler and distributor to receive the Wellstone Brand: they can be contacted at 602-723-2534.

Harry Poole, Vice President and Director of Sales quipped, "The first Wellstone was born in North Carolina and will be raised in Phoenix." He continued, "Wellstone is being launched in targeted regions of the country; we have a terrific sales team that has been anxious for product--we have another shipment scheduled for tomorrow."

Wellstone   is   available   for   sale   in  23   states--please   see  map  at
Wellstonefilters.com. Licensed direct buying accounts in those states can place their orders by telephoning 1-866-456-9827, or by e-mail at sales@lowertar.com.

Wellstone believes its patented filter and premium blend tobacco provides a rich smooth taste. Wellstone's patented filter does not make a safer cigarette. Wellstone emphasizes that NO cigarette is safe. This corporate communication by Wellstone is not intended to induce any person to purchase Wellstone tobacco products.

For more information, please call investor relations at 336-597-8331.

Note: Except for the historical information contained herein, this new release contains forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with research and clinical development, regulatory approvals, supply capabilities and reliance on third-party manufacturers, product commercialization, competition, litigation, and the other risk factors listed from time to time in reports filed by Wellstone with the Securities and Exchange Commission, including but not limited to risks described under the caption "Important Factors That May Affect Our Business, Our Results of Operation and Our Stock Price." The forward-looking statements contained in this news release represent judgments of the management of Wellstone as of the date of this release. Wellstone and its managers and agents undertake no obligation to publicly update any forward- looking statements.